EXHIBIT 3









                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                ASHA CORPORATION,

                                ALAIN J-M CLENET,

                                       AND

                                 GREENMOTORS LLC

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         AGREEMENT, made as of the 8th day of January 1998, by and among ASHA CORPORATION, a Delaware corporation (the "Company"), ALAIN J-M CLENET ("Seller"), and GREENMOTORS LLC, a Delaware limited liability company ("Purchaser").

         WHEREAS, Purchaser desires to purchase 1,118,652 shares of the Common Stock, $.00001 par value per share, of the Company (the "Common Stock") held by the Seller, and the Seller desires to sell to Purchaser 1,118,652 shares of Common Stock of the Company, in exchange for the consideration and upon the terms described herein; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with such sale of Common Stock and also desire to prescribe various conditions precedent to such sale.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, provisions, and representations contained herein, THE PARTIES HERETO AGREE AS
FOLLOWS:

                                    ARTICLE 1
                                    ---------

                                      SALE

         1.1 Sale and Delivery of Common Stock. Subject to all the terms and conditions of this Agreement, the Seller shall transfer and convey to Purchaser at the Closing (as defined in paragraph 1.3 hereof) good, valuable and marketable title to 1,118,652 shares of Common Stock, free and clear of all liens, claims and encumbrances (except as described in Sections 1.2 and 2.2 hereof) in exchange for the consideration described in paragraph 1.4 hereof. The consideration described in paragraph 1.4 hereof shall be wired at the Closing to whatever account is designated by the Seller in writing to the Purchaser at least 3 business days prior to the Closing.

         1.2 The parties understand and agree that the certificates for the shares being sold in this transaction are being held in escrow as described in paragraph 2.2 below, and on the Closing, certificates representing 1,118,652 shares in the name of Seller will be canceled and one new certificate will be issued in the name of Purchaser in the amount of 1,118,652 shares. The new certificate for the Purchaser and any certificates for shares of the Seller not being sold in this transaction will remain in escrow subject to the terms of separate promotional share escrow agreements.

         1.3 Effective Date and Closing. The Closing of the transaction contemplated herein (the "Closing") shall occur on January 8, 1998, at a mutually agreeable time and place or as soon thereafter as reasonably practicable (the "Closing Date") following the date on which all of the obligations and conditions precedent contained herein are complied with.

         1.4 Purchase Price. Subject to all of the other terms and conditions set forth in the Agreement and in reliance on the representations, warranties and covenants hereinafter set forth, Purchaser shall deliver to Seller cash in the amount of $3,000,000 ($2.6818 per share) (hereinafter referred to as the "Purchase Price").

         1.5 Termination Date. If this transaction has not closed by January 9, 1998, this Agreement shall be automatically terminated and none of the parties shall have any obligations hereunder except that such termination shall not waive any breaches of the terms of this Agreement arising prior thereto.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    -----------------------------------------

       As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that:

         2.1 Share Ownership. The 1,118,652 shares of Common Stock to be sold hereunder are owned of record and beneficially by the Seller, and such shares are not subject to any claim, lien, encumbrance or pledge, except as set forth in Section 2.2 hereof. Seller has authority to sell and exchange such shares pursuant to this Agreement. After the Closing and the simultaneous sale of another 559,326 shares by the Seller to four other parties, Seller will continue to have record and beneficial ownership of 291,722 shares of the Common Stock and options to purchase 19,728 shares of the Common Stock.

         2.2 Restriction of Shares. The 1,118,652 shares of Common Stock to be sold by Seller are presently held in an escrow account with TranSecurities International, Inc. subject to the terms of a Promotional Shares Escrow Agreement dated June 26, 1997, true copies of which, and amendments thereto, if any, are attached hereto as Exhibit A. In addition, the 1,118,652 shares of Common Stock are subject to a lock-up agreement between the Seller and H.J. Meyers & Co., Inc., true copies of which, and amendments thereto, if any, are attached hereto as Exhibit B.

                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY
            --------------------------------------------------------

     As an inducement to Purchaser to enter into this Agreement, Seller and the Company hereby represent and warrant to the Purchaser that:


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

         3.1 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock of which 8,663,158 shares of Common Stock are currently issued and outstanding, and 10,000,000 shares of $.001 par value Preferred Stock of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Other than 1,162,827 shares of Common Stock underlying options granted under the Company's Stock Option Plan, 125,000 shares of Common Stock underlying warrants issued to H.J. Meyers & Co., Inc., 93,100 shares of Common Stock underlying options granted to Elliott Goldberg, and 18,750 shares of Common Stock underlying warrants to Montecito Bank, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class.

         3.2 SEC Filings. Since January 1, 1995, the Company has filed with the Securities and Exchange Commission ("SEC") all registration statements, financial statements, reports, schedules, forms, proxy statements and all other documents and written information (collectively "SEC filings") required to have been filed by the Company under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. As the date hereof, none of the SEC filings contains, or, at the Closing Date, will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         3.3 Undisclosed Liabilities. Neither the Company nor any of its properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the Company's financial statements included in the Form 10-QSB for the three months ended June 30, 1997, other than liabilities incurred in the normal course of operations since June 30, 1997. This Warranty by Seller is to the best of Seller's knowledge.

         3.4 Authority. The Company has full corporate power and authority to enter into this Agreement, the Registration Rights Agreement and any other agreements, documents or instruments to be executed and delivered by the Company pursuant to the provisions hereof or thereof (collectively the "Transaction Documents") and to consummate the transactions contemplated by the Transaction Documents. The Board of Directors of the Company has taken all action required to authorize the execution and delivery of the Transaction Documents by or on behalf of the Company and the performance of the obligations of the Company under the Transaction Documents. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Transaction Documents by the Company or the performance of its obligations under the Transaction Documents. The Transaction Documents are, and when executed and delivered by the Company will be, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

         3.5 Ability to Carry Out Obligations. Neither the execution and delivery of the Transaction Documents, the performance by the Company of its obligations under the Transaction Documents, nor the consummation of the transactions contemplated under the Transaction Documents will, to the best of the Company's knowledge: (a) violate any provision of the Company's articles of incorporation or bylaws; (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement or obligation of the Company, or require the payment of any prepayment or other penalties; (c) other than the consent of the Securities Examination Division of the State of Michigan (the "Division") and the consent of H.J. Meyers & Co., Inc., true and correct copies of which are attached hereto as Exhibits C and D, respectively, and the waiver by the parties to the Promotional Shares Escrow Agreement dated June 26, 1997, of the conditions to the transfer of the Common Stock pursuant to this Agreement, all of which have been obtained, require notice to, or the consent of, any party to any agreement or commitment, lease or license, to which the Company is bound;
(d) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company; or (e) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company is bound or subject.

         3.6 Consents and Approvals. Other than the consent of the Division, the consent of H.J. Meyers & Co., Inc., and the consent of the Seller's spouse, all of which have been obtained and the entering into of new Promotional Share Escrow Agreements by the Seller and the Purchaser in the forms of Exhibits G and J, respectively, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other person is required to be made or obtained by the Company and the Seller in connection with: (a) the execution and delivery by the Company and the Seller of the Transaction Documents; (b) the performance by the Company and the Seller of their obligations under the Transaction Documents; or (c) the consummation by the Company and the Seller of the transactions contemplated by the Transaction Documents.

         3.7 Status of Shares. Upon the sale and transfer of the shares being sold hereunder, the Purchaser will be the record and beneficial owner of 1,118,652 shares of the Common Stock, and such shares will be fully paid and non-assessable, free and clear of all mortgages, pledges, liens, security interests, encumbrances, and, except as set forth in Exhibits G and I hereto, restrictions of every nature.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

        As an inducement to the Company and the Seller to enter into this Agreement, the Purchaser represents and warrants to the Company and Seller that:

         4.1 Purchaser's Status. Purchaser represents that it is a sophisticated investor with experience in making investments of this type and is an Accredited Investor as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended.

         4.2 Investment Intent. Purchaser is purchasing the Common Stock for its own account for investment purposes and not with a view to public distribution. Purchaser has the capacity to evaluate the merits and risks of the acquisition of the Common Stock and understands that the Common Stock is subject to resale restrictions under various state and federal securities laws.

         4.3 Information Provided. Purchaser represents that it has not been provided any information concerning the Company by the Seller, except for information set forth or referred to in this Agreement, and Purchaser is not relying on any representations or warranties of the Seller except for those set forth in this Agreement.

                                    ARTICLE 5

                                    COVENANTS
                                    ---------

         5.1 Investigative Rights. From the date of this Agreement until the Closing Date, the Company shall provide to Purchaser, and its counsel, accountants, auditors, and other authorized representatives, reasonable access to all of the Company's properties, books, contracts, commitments, and records for the purpose of examining the same. The Company shall furnish Purchaser with all information concerning its affairs as Purchaser may reasonably request. Without in any manner reducing or otherwise mitigating the representations contained herein, Purchaser and/or its representatives shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of the Company. If the transaction contemplated hereby is not completed, all documents received by Purchaser and/or its attorneys and accountants shall be returned to the Company upon request.

         5.2 Seller's Cooperation After the Closing; Further Action. At any time and from time to time after the Closing, the Seller shall execute and deliver to Purchaser such other instruments and take such other actions as the Purchaser may reasonably request to more effectively vest title to the Common Stock in the Purchaser. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

         5.3 Undertaking Regarding Becoming "Covered Securities." The Company undertakes and agrees that, as soon as the Company meets the requirements, it will take all reasonable steps necessary to have the Common Stock being purchased by the Purchaser pursuant to this Agreement become "Covered Securities" as such term is defined by the National Securities Markets Improvement Act of 1996.

                                    ARTICLE 6

                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE
                 -----------------------------------------------

         6.1 Conditions. Purchaser's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 6. Purchaser may waive any or all of these conditions in whole or in part without prior notice, so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other condition or any of Purchaser's other rights or remedies, at law or in equity, if the Company and/or Seller shall be in default of any of their representations, warranties, or covenants under this Agreement.

         6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by the Company and Seller in this Agreement or in any written statement that shall be delivered to Purchaser by the Seller or the Company under this Agreement shall be true and accurate when made and on and as of the Closing Date with the same force and affect as if made at the Closing. The Company and the Seller shall deliver a certificate to such effect dated the Closing Date.

         6.3 Performance. The Company and Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, on or before the Closing Date.

         6.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against any party hereto on or before the Closing Date.

         6.5 Closing Documents. The Company and the Seller shall deliver the closing documents to be delivered by them as set forth in Article 9 of this Agreement.

         6.6 Separation Agreement. The Company and the Seller shall have entered into the Separation Agreement substantially in the form attached hereto as Exhibit E.

         6.7 Due Diligence. The Purchaser shall be satisfied in its reasonable discretion with the results of its due diligence investigation of the Company.

         6.8 Legal Opinion. Purchaser shall have received the written opinion of Krys Boyle Freedman & Sawyer, P.C., counsel for the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit F.

         6.9 Promotional Shares Escrow Agreement. All actions required by the December 12, 1997, letter from Ronald C. Jones, the Director of the Division, shall have been taken and all documents required thereby shall have been executed and delivered to the Division pursuant to such letter, except that the new escrow agreements, in the form attached hereto as Exhibit G, may be provided to the Division within three (3) business days after the Closing.

         6.10 H.J. Meyers Consent. The Company shall have provided a letter from H.J. Meyers & Co., Inc., pursuant to which H.J. Meyers & Co., Inc. consents to the sale of a total of 1,677,978 shares of Common Stock which includes the 1,118,652 shares of Common Stock being sold by Seller to Purchaser pursuant to this Agreement. A true copy of that letter is attached hereto as Exhibit D.

         6.11 Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit H.

                                    ARTICLE 7

                           CONDITIONS PRECEDENT TO THE
                              SELLER'S PERFORMANCE
                           ----------------------------

         7.1 Conditions. The Seller's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. The Seller may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by the Seller of any other condition of or any of the Seller's rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, or covenants under this Agreement.

         7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Purchaser in this Agreement or in any written statement that shall be delivered to the Seller by Purchaser under this Agreement shall be true and accurate on and as of the Closing Date as through made at that time.

         7.3 Performance. Purchaser shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

         7.4 The conditions set forth in Sections 6.9 and 6.10 shall have been met.

                                    ARTICLE 8

                            BOARD SEAT FOR PURCHASER
                            ------------------------

         8.1 Immediately after the Closing, Purchaser shall have the right to select one member of the Company's Board of Directors. The director to be selected by Purchaser shall serve until the next annual meeting of the Company's shareholders. Thereafter, the Company will have such member renominated for an additional three terms of office, and the Company's officers and directors will agree to vote their shares to re-elect such member. If such person is unable to continue serving on the Board for any reason during this period, Purchaser shall be entitled to select a substitute and the Company will use its best efforts to add the substitute to the Board, and the Company's officers and directors will agree to vote their shares to re-elect such member during the period described in the sentence above. If for any reason during this period a person selected by Purchaser is not then serving, Purchaser shall have the right to designate one representative to be a non-voting observer to receive notice of and to attend all meetings of the Company's Board of Directors, and to receive copies of any written consents or minutes. Such individual shall be reimbursed by the Company for all out-of-pocket expenses incurred in connection with attending such meetings.

                                    ARTICLE 9

                                     CLOSING
                                     -------

         9.1 Closing. The Closing of this transaction shall be held at the offices of Rogers, Sheffield & Herman, Santa Barbara, California, or such other place as shall be mutually agreed upon, and on such date as shall be mutually agreed upon by the parties. At the Closing:

                  (a) Purchaser shall deliver wired funds for the Purchase
         Price.

                  (b) Seller shall deliver to TranSecurities International, Inc., the Company's transfer agent a medallion guaranteed stock power authorizing the transfer of 1,118,652 shares of the Common Stock to Purchaser.

                  (c) The Company and Seller shall deliver an executed copy of the Separation Agreement between the Seller and the Company.

                  (d) Krys Boyle Freedman & Sawyer, P.C. shall deliver to Purchaser the legal opinion referred to in paragraph 6.8 hereof.

                  (e) The Company shall provide the written consent from H.J. Meyers & Co., Inc. required in Seller's lock-up letter, a true and correct copy of which, together with all amendments, if any, is attached hereto as Exhibit D.

                  (f) Purchaser shall deliver an executed copy of a new Promotional Shares Escrow Agreement, a copy of which is attached hereto as Exhibit G.

                  (g) Purchaser shall deliver an executed lock-up letter addressed to H.J. Meyers & Co., Inc. in the form attached hereto as
         Exhibit I.

                  (h) Each party shall deliver such other documents or information required to be furnished by Closing pursuant to this Agreement.

                  (i) The Company shall deliver an executed copy of the Registration Rights Agreement which is attached hereto as Exhibit H.

                  (j) The Company and the Seller shall each deliver a certificate, as described in Section 6.2 hereof, dated the Closing Date, that all representations and warranties by the Company and the Seller set forth in this Agreement or in any written statement that shall be delivered to Purchaser by the Seller or the Company under this Agreement are true and accurate when made and on the Closing Date with the same force and effect as if made at the Closing.

                  (k) Seller shall deliver an executed copy of a new Promotional Shares Escrow Agreement, a copy of which is attached hereto as Exhibit J.

                  (l) Seller shall deliver a document executed by the Seller's spouse in form satisfactory to Purchaser in which Seller's spouse consents to this transaction.

                  (m) Rogers, Sheffield & Herman shall deliver to Purchaser a legal opinion in the form attached hereto as Exhibit K.

                                   ARTICLE 10

                                  MISCELLANEOUS
                                  -------------

         10.1 Captions and Headings. The Article and paragraph/section headings through this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         10.2 No Oral Change. This Agreement and any provision hereof, may not be waived, changed modified, or discharged orally, but it can be changed by an agreement in writing signed by the parties hereto.

         10.3 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings of the parties relating to the subject matter hereof.

         10.4 Choice of Law. This Agreement and its application shall be governed by the laws of the State of Delaware.

         10.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of receipt if served personally on the party to whom notice is to be given, by telecopy or telegram, or mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         PURCHASER:

                  Greenmotors LLC
                  c/o Greenway Partners
                  277 Park Avenue, 27th Floor
                  New York, New York   10172
                  Attention: President and Chief Executive Officer

                  THE COMPANY:

                  ASHA Corporation
                  600 C Ward Drive
                  Santa Barbara, California  93111
                  Attention: Jack McCormack
         SELLER:

                  Alain J-M Clenet
                  3105 Calle Fresno
                  Santa Barbara, California 93105

         10.7 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

         10.8 Brokers. The parties hereto represent that no broker has brought about this transaction. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any broker, finder or person.

         10.9 Announcements. Purchaser, Seller and the Company will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

         10.10 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing for a period of five years irrespective of any investigation made by or on behalf of any party.

         10.11 Assignment. This Agreement may not be assigned by operation of law or otherwise by the Seller, the Company or the Purchaser.

         10.12 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever.

         10.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in


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



addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

         AGREED TO AND ACCEPTED as of the date first above written.

THE COMPANY:                                         THE SELLER:

ASHA CORPORATION


By/s/John C. McCormack                               /s/Alain J-M Clenet
  --------------------------------------             ---------------------------
     John C. McCormack, President                       Alain J-M Clenet

PURCHASER:

GREENMOTORS LLC


By: /s/Gary K. Duberstein
    -------------------------------------
       Gary K. Duberstein, Vice President




NYFS11...:\92\56392\0003\1915\AGR1158R.240

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